Exhibit 99.2

Offer to Purchase

ASGI AURORA OPPORTUNITIES FUND, LLC
c/o BNY Mellon Alternative Investment Services
400 Bellevue Parkway 19C-0204
Wilmington, DE 19809
(866) 211-4521

Offer to Purchase
Limited Liability Company Interests at Net Asset Value
Dated August 19, 2011

Letters of Transmittal Must Be
Received by BNY Mellon Alternative Investment Services
By September 16, 2011

The Offer Will Expire at
Midnight, Eastern Standard Time, on September 16, 2011,
Unless the Offer is Extended

To the Members of ASGI Aurora Opportunities Fund, LLC:

ASGI Aurora Opportunities Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”) an amount of limited liability company interests (“Interests”) or portions of Interests up to $1,078,659 (the “Offer Amount”) at a price equal to their net asset value as of December 31, 2011 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Early Withdrawal Charge (as defined below).  (As used in this Offer, the term “Interest,” or “Interests,” as the context requires, shall refer to the interests in the Fund and portions thereof representing limited liability company interests in the Fund and those interests that have been tendered for repurchase.) The holders of the Fund’s Interests (each, a “Member”) that desire to tender Interests for purchase must do so by 12:00 midnight, Eastern Time on September 16, 2011 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s board of managers (the “Board”).  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender Interests for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  This Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Fund’s Registration Statement dated as of January 3, 2011, as it may be supplemented or amended from time to time (the “Registration Statement”).

Members should realize that the value of the Interests tendered in this Offer will likely change between the most recent time net asset value was calculated and the Valuation Date, as of which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests, and such change could be material. The Fund determines the net asset value monthly based on, among other things, the information it receives from the managers of the Investment Funds in which it invests. Any tendering Members that wish to obtain the estimated net asset value of their Interests on this basis should contact Alternative Strategies Group, Inc. (the “Investment Adviser”) at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time).

Members desiring to tender all or any portion of their Interests in the Fund in accordance with the terms of the Offer should complete and sign the appropriate forms in accordance with the procedures in the Offer to Purchase.

IMPORTANT

NONE OF THE FUND, THE INVESTMENT ADVISER, AURORA INVESTMENT MANAGEMENT L.L.C. OR ANY OF THE MEMBERS OF THE BOARD OF THE FUND MAKE ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF SO, THE PORTION OF THEIR INTERESTS TO TENDER.

BECAUSE EACH MEMBER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Investment Adviser.

Alternative Strategies Group, Inc. c/o BNY Mellon Alternative Investment Services 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809 Phone: (866) 211-4521 Fax: (508) 599-6137

(ii)

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

1. Background and Purpose of the Offer	2

2. Offer to Purchase and Price	2

3. Amount of Tender	3

4. Procedure for Tenders	3

5. Withdrawal Rights	3

6. Purchases and Payment	4

7. Certain Conditions of the Offer	5

8. Certain Information About the Fund	6

9. Certain Federal Income Tax Consequences	6

10. Miscellaneous	7

Financial Statements	7

(iii)

SUMMARY TERM SHEET

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In accordance with the Fund’s Limited Liability Company Agreement and its Registration Statement, the Fund’s Board has approved an offer to purchase your Interests at their net asset value on the Valuation Date, less any Early Withdrawal Charge (as defined below).  The Fund is offering to purchase up to the Offer Amount, which is $1,078,659 of the Fund’s outstanding Interests as of the Valuation Date. This Offer will remain open until midnight, Eastern Standard Time, on September 16, 2011 (the “Initial Notice Due Date”) subject to any extension of the Offer made in the absolute discretion of the Board. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline and expiration date for the Members to tender Interests for purchase is called the “Notice Due Date,” and is the date upon which the Offer expires.  Net asset value will be calculated for this purpose as of December 31, 2011 or at a later date determined by the Fund if the Offer is extended (in each case, the “Valuation Date”).  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Registration Statement.

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Following this summary is a formal notice of the offer to repurchase your Interests. The offer remains open until the Notice Due Date. Until that time, you have the right to change your mind and withdraw any tenders of your Interests.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of Interests on or prior to October 17, 2011 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interests after October 17, 2011.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.  If you would like the Fund to purchase your Interests, you should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Alternative Strategies Group, Inc., c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809, Attention: ASGI Aurora Opportunities Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Aurora Opportunities Fund, so that it is received by 12:00 midnight Eastern Standard Time on September 16, 2011.  Generally, Interests being tendered by Members pursuant to a repurchase offer will need to be tendered by Members at least ninety-five (95) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Alternative Strategies Group, Inc. (the “Investment Adviser”) by certified mail, return receipt requested, or by facsimile transmission. The value of your Interests will likely change between the most recent time net asset value was calculated and the Valuation Date, when the value of your Interests will be determined for purposes of calculating your purchase price.

●
If you would like to obtain the estimated net asset value of your Interests, which the Investment Adviser calculates monthly based on, among other things, the information we receive from the managers of the Investment Funds in which the Investment Adviser invests, you may contact the Support Desk of the Investment Adviser at (866) 440-7460 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time). Please note that we have the right to cancel, amend or postpone this offer at any time prior to the earlier of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Interests have been accepted by the Fund.

●

A Member may tender all or a portion of its Interests.  Members who tender all or a portion of their Interests prior to holding such Interests for at least one year will be subject to an early withdrawal charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds (the “Early Withdrawal Charge”).  Because the Fund first sold Interests in 2011, all Interests tendered at this time will be subject to the Early Withdrawal Charge.  A Member who tenders for repurchase only a portion of its Interests will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000. Interests tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Interests  repurchased will be deemed to have been taken from the earliest Interests purchased by such Member.

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The Fund intends to make an initial payment (“Initial Payment”) for repurchased Interests as follows: (A) for Members from whom the Fund accepts for repurchase only a portion of their Interests, the Fund intends to pay 100% of the unaudited net asset value of the Interests repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Interests; and (B) for Members from whom the Fund accepts for repurchase all of their Interests, the Fund intends to pay 95% of the unaudited net asset value of the Interests repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Interests.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Investment Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Interests, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the balance, if any, of the purchase price (the “Final Payment”) based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

1.  Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to Members who hold Interests as contemplated by and in accordance with the procedures set forth in the Registration Statement. The Registration Statement provides that the Board has the discretion to determine whether the Fund will purchase Interests from Members from time to time pursuant to written tenders. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Members of the Fund to provide liquidity for Interests as contemplated in the Registration Statement. The Board intends to consider the continued desirability of the Fund making an offer to purchase Interests approximately four times each year, but the Fund is not required to make any such offer.

The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members who do not tender Interests, absent offsetting new investments by existing and/or new Members. Members who retain their Interests may be subject to increased risks that may possibly result from a reduction in the Fund’s aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to possible decreased diversification. A reduction in the aggregate assets of the Fund may result in Members who do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Interests are made by new and/or existing Members from time to time, although there can be no assurances that such additional purchases will occur.

A Member who tenders all or a portion of his or her Interests prior to holding such Interests for at least one year will be subject to an Early Withdrawal Charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. In determining whether the repurchase of Interests is subject to a redemption fee, the Fund will repurchase those Interests held the longest first.  Because the Fund first sold Interests in 2011, all Interests tendered at this time will be subject to the Early Withdrawal Charge.  A Member who tenders for repurchase only a portion of its Interests will be required to maintain a minimum capital account balance equal to such amount as may be fixed from time to time by the Board, currently $50,000.

2. Offer to Purchase and Price. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to the Offer Amount of those outstanding Interests that are properly tendered and not withdrawn (as provided in Section 5 below).

If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined approximately ninety-five (95) days after the tender offer actually expires. The Fund reserves the right to extend, amend or cancel the Offer as described herein. The purchase price of  Interests tendered will be their net asset value as of the close of business on the Valuation Date.

As of the close of business on August 1, 2011, the Fund had approximately $43,146,366 in net assets.  The Fund’s administrator determines the Fund’s net asset value monthly based on, among other things, information it receives from the managers of the Investment Funds in which the Fund invests. Members may obtain this information by contacting the Support Desk of the Investment Adviser at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Standard Time). Of course, the value of the Interests tendered by the Members likely will change between the most recent time net asset value was calculated and the Valuation Date.

3.  Amount of Tender. Subject to the limitations set forth below, Members may tender all of their Interests or a portion of their Interests. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered.

If the amount of the Interests that are properly tendered pursuant to the Offer and not withdrawn is less than or equal to the Offer Amount, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than the Offer Amount of Interests is duly tendered to the Fund and not withdrawn before the expiration of the Offer, the Fund will, in its sole discretion, either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests.  At the present time, the Fund is not aware of any intentions of any Fund affiliates, officers or Managers to have their Interests acquired in this tender offer.

4.  Procedure for Tenders. Members wishing to tender Interests pursuant to the Offer should mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Alternative Strategies Group, Inc., c/o BNY Mellon, at 400 Bellevue Parkway 19C-0204 Wilmington, DE 19809, Attention: ASGI Aurora Opportunities Fund or fax it to BNY Mellon at (508) 599-6137, Attention: ASGI Aurora Opportunities Fund, so that it is received by 12:00 midnight Eastern Standard Time on September 16, 2011.  Generally, Interests being tendered by Members pursuant to a repurchase offer will need to be tendered by Members at least ninety-five (95) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to the Investment Adviser by certified mail, return receipt requested, or by facsimile transmission.

Members wishing to confirm receipt of a Letter of Transmittal may contact the Investment Adviser at (866) 440-7460. The method of delivery of any documents is at the election and complete risk of the Member tendering Interests, including, but not limited to, the failure of the Investment Adviser to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interests or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Investment Adviser nor any of the Managers of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.  Withdrawal Rights. Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Interests.  Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described in Section 4.  Pursuant to Rule 13e-4 of the Exchange Act, if the Fund has not yet accepted a Member’s tender of Interests on or prior to October 17, 2011 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Interests after October 17, 2011.  To be effective, any notice of withdrawal must be timely received by BNY Mellon at the address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.

6.  Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered when it gives written notice to the tendering Member of its election to purchase such Interests. The purchase price of Interests tendered by any Member will be the net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period, the net asset value of tendered Interests will be determined approximately ninety-five (95) days after the tender offer actually expires. The net asset value will be determined after all allocations to accounts of the Members required to be made by the Registration Statement have been made.

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The Fund intends to make an Initial Payment for repurchased Interests as follows: (A) for Members from whom the Fund accepts for repurchase only a portion of their Interests, the Fund intends to pay 100% of the unaudited net asset value of the Interests repurchased determined as of the Valuation Date, less any Early Withdrawal Charge relating to such Interests; and (B) for Members from whom the Fund accepts for repurchase all of their Interests, the Fund intends to pay 95% of the unaudited net asset value of the Interests repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Interests.  Initial Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Investment Adviser, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Interests, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value, the balance of such estimated net asset value.  The Fund will pay the Final Payment, which is the balance, if any, of the purchase price based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective.  This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

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Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

The repurchase of Interests is subject to regulatory requirements imposed by the Securities and Exchange Commission (“SEC”).  The Fund’s repurchase procedures are intended to comply with such requirements.  However, in the event that the Board determines that modification of the repurchase procedures described above is required or appropriate, the Board will adopt revised repurchase procedures as necessary to ensure the Fund’s compliance with applicable regulations or as the Board in its sole discretion deems appropriate.  Following the commencement of an offer to repurchase Interests, the Fund may suspend, postpone or terminate such offer in certain circumstances upon the determination of a majority of the Board, including a majority of the Managers that are “not interested” as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Managers”), that such suspension, postponement or termination is advisable for the Fund and its Members, including, without limitation, circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments, to determine the value of its net assets, or other unusual circumstances.

Each Member whose Interests (or portion thereof) have been accepted for repurchase will continue to be a Member of the Fund until the Valuation Date (and thereafter if its Interests are repurchased in part) and may exercise its voting rights with respect to the repurchased Interests until the Valuation Date.  Moreover, the account maintained in respect of a Member whose Interests (or portion thereof) have been accepted for repurchase will be adjusted for the net profits or net losses of the Fund through the Valuation Date, and such Member’s account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Valuation Date.

Upon its acceptance of tendered Interests or portions of Interests for repurchase, the Fund will maintain on its books (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be withdrawn (or any combination of them), in an amount equal to the amount of accepted tendered Interests.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the

Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value of the Interests tendered and accepted by the Fund, the Final Payment.  The Fund may borrow amounts necessary to repurchase all or a portion of the tendered Interests.

Payments for repurchased Interests may require the Fund to liquidate portfolio holdings in Investment Funds earlier than Aurora Investment Management L.L.C. (the “Subadviser”) otherwise would liquidate such holdings, potentially resulting in losses (including the payment of early redemption fees), a reduction in the Fund’s tax efficiency and an increase in the Fund’s portfolio turnover.  The Fund may, but need not, maintain cash or borrow money to meet repurchase requests.  Such a practice could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

If a repurchase offer is oversubscribed by Members who tender Interests for repurchase (and not increased), the Fund may choose to repurchase only a pro rata portion of the Interests tendered by each Member. Interests tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of  Interests  repurchased will be deemed to have been taken from the earliest Interests purchased by such Member. Except for the Early Withdrawal Charge and direct costs and expenses, such as wiring fees, the Fund does not presently intend to impose any charges on the repurchase of Interests, although it may allocate to Members whose Interests are repurchased withdrawal or similar charges imposed by Investment Funds if the Subadviser determines to withdraw from one or more Investment Funds as a result of Member repurchase tenders and such charges are imposed on the Fund.

A Member who tenders for repurchase only a portion of its Interests will be required to maintain a minimum capital account balance of $50,000 in the Fund.  Such minimum account balance requirement may be waived by the Fund, in its sole discretion.  The Fund reserves the right to reduce the portion of Interests to be repurchased from a Member so that the required minimum capital account balance is maintained, or to repurchase all of the tendering Member’s Interests.

The Fund expects that the purchase price for Interests acquired pursuant to the Offer to Purchase, which will not exceed the Offer Amount (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) possibly borrowings, as described below. None of the Fund, the Investment Adviser, the Subadviser or any of the officers or Managers of the Fund have determined at this time to borrow funds to purchase Interests in connection with the Offer to Purchase.  However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price.

7.  Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined approximately ninety-five (95) days after the tender offer actually expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time prior to the earlier to occur of the Valuation Date or when the tendered Interests have been accepted by the Fund, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Interests tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

Please note that the Fund has the right to cancel, amend or postpone this offer at any time prior to the earlier to occur of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Interests have been accepted by the Fund. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the Managers’ judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the

United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Independent Managers of the Fund determine that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.  Certain Information About the Fund. The Fund is registered under the 1940 Act, as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at 401 South Tryon Street, MAC D1050-052, Charlotte, NC 28202 and the telephone number is (866) 440-7460. Interests are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Registration Statement. The president and principal financial officer of the Fund are Adam Taback and Michael Roman, respectively.  Their address is c/o Alternative Strategies Group, Inc., 401 South Tryon Street, MAC D1050-052, Charlotte, NC 28202 and the telephone number is (866) 440-7460.

None of the Managers or the Fund’s officers hold any Interests as of June 30, 2011.  As of June 30, 2011, the Fund’s seed investor, an affiliate of the Subadviser,  holds 64.21% of the Fund’s outstanding Interests, and the Investment Adviser holds 0.03% of the Fund’s outstanding Interests.

Other than transactions conducted pursuant to the continuous offering of Interests, there have not been any transactions involving Interests in the last 60 days.

None of the Fund, the Investment Adviser, the Subadviser, or any of the Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Subadviser determines may be necessary or appropriate to fund all or a portion of the purchase price for Interests acquired pursuant to the Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the identity of the Investment Adviser, the Subadviser or the officers or Managers of the Fund or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the investment advisory arrangement with the Investment Adviser, subadvisory arrangement with the Subadviser, or employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Interests (other than the Fund’s intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Investment Adviser), or the disposition of Interests (other than through periodic purchase offers, including the Offer); or (7) any changes in the Fund’s limited liability company agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund by any person.

 9.  Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

The repurchase or transfer of Interests may result in a taxable gain or loss to the tendering Member. Different tax consequences may apply for tendering and non-tendering Members in connection with a repurchase offer. For example, if a Member does not tender all of his or her Interests, such repurchase may not be treated as an exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering Members. On the other hand, Members who tender all of their Interests (including Interests deemed owned by Members under constructive ownership rules) will be treated as having sold their Interests and generally will realize a capital gain or loss. Such gain or loss is measured by the difference between the Member’s amount received and his or her adjusted tax basis of the Interests. For non-corporate Members, gain or loss from the transfer or repurchase of Interests generally will be taxable at a U.S. federal income tax rate dependent upon the length of time the Interests were held. Interests held for a period of one year or less at the time of such repurchase or transfer will, for U.S. federal income tax purposes, generally result in short-term capital gains or losses, and those held for more than one year will generally result in long-term capital gains or losses.

Additionally, any loss realized on a disposition of Interests of the Fund may be disallowed under “wash sale” rules to the extent the Interests disposed of are replaced with other Interests of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the Interests are disposed of, such as pursuant to a dividend reinvestment in Interests of the Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Interests acquired.

Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a “reportable transaction.”  A transaction may be a “reportable transaction” based upon any of several indicia with respect to a Member, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years).  Members should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Interests.

10.  Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Investment Adviser at (866) 440-7460 or from the SEC’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. (For more information about its operation call (202) 551-8090).

Financial Statements

The Fund will prepare, and transmit to Members, an unaudited semi-annual and an audited annual report with financial statements of the Fund and the schedule of investments of the Fund within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.  The Fund commenced operations on January 3, 2011 and has a fiscal year end of March 31.  Accordingly, reference is made to the audited financial statements of the Fund for the period ended March 31, 2011, which were filed with the SEC on Form N-CSR on June 6, 2011 (File number 811-22516), and which are incorporated by reference in their entirety for the purpose of filing this Schedule TO.  The Fund mailed these audited annual reports to Shareholders on or about May 31, 2011.   Copies of the Fund’s financial information may be found on the SEC’s website at www.sec.gov or may be obtained free of charge by calling BNY Mellon at 1-866-211-4521.